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                                                                    EXHIBIT 99.5

                            [TEXT OF PRESS RELEASE]


           PREMIER LASER SYSTEMS IN FRIENDLY DISCUSSIONS TO ACQUIRE
                        OPHTHALMIC IMAGING SYSTEMS INC

IRVINE, CA (February 13, 1998).......Premier Laser Systems Inc.(Nasdaq NM:PLSIA)
announced today that it has entered into an agreement with Sacramento-based Ophthalmic Imaging Systems, Inc (Nasdaq: OISI) to provide the companies the opportunity to negotiate towards the possible friendly acquisition of Ophthalmic Imaging Systems, Inc. by Premier. This "standstill" agreement, which expires March 6, 1998, limits Premier's ability to engage in certain acquisition-related activities and restricts Ophthalmic Imaging Systems, Inc.'s ability to solicit other acquisition proposals while the agreement is in effect.

     Premier Laser Systems develops, manufactures and markets several lines of proprietary medical lasers, fiber optic delivery systems, corneal topography systems and associated products and services for a variety of dental, ophthalmic and surgical applications.

     OISI is a manufacturer of imaging systems and related products for the ophthalmology and medical markets.